EXHIBIT 17.2

DAVID G. COLLINS
567 Fallbrook Drive * Venice, FL 34292                     (941) 492-4819
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                                                           May 4, 2000
SEC Division of Enforcement
Enforcement Complaint Center
450 Fifth St. NW
Washington DC 20459-0710

 RE: Surgical Safety Products, Inc. - Your File No. 000-24921

Gentlemen:

I have resigned from the Board of Directors of Surgical Safety Products because of my disagreements with management over how the company is being managed and operated.

My disagreements with management include my objection to their inaccurate and improper disclosures in the latest Form 10-K filed by the company. My understanding of the SEC regulations is that you may want to investigate this matter.

Among the inaccurate and improper disclosures are the following:

First, Michael Swor, the CEO of the business advised me that the bank had canceled the line of credit it had previously granted to the company. However, this has not been disclosed. Every reference in the company's Form 10-K indicates that the line of credit will continue for several years. Because of the serious shortage of funds at the company, this is probably a material omission that could mislead investors.

Second, contrary to my instructions, the company represented that I signed the Form 10-K as the Chief Financial Officer of the Company. Prior to filing of the Form 10-K, I advised them not to use me as a signatory on the document. The Company disregarded these communications and filed the report using my name as CFO.

For many years, I have been the Chief Financial Officer of various public companies and earned a reputation for integrity in the discharge of all my financial reporting responsibilities. Considering the above, I would be remiss if I remained silent and did not bring these matters to your attention.

                                                      Sincerely,

                                                      /s/ David G. Collins
                                                      David G. Collins

cc: Board of Directors of Surgical Safety Products